UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 200, Henderson, NV		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2009, Empire Resorts, Inc. (the “Company”) entered into an agreement a Separation and Release Agreement with Ronald J. Radcliffe dated as of April 14, 2009 (the “Separation Agreement”) in connection with Mr. Radcliffe’s resignation effective June 30, 2009.  Pursuant to the Separation Agreement, Mr. Radcliffe shall be paid a lump sum payment not later than April 25, 2009 in the amount of fifty one thousand six hundred sixty seven dollars ($51,667.00) representing two months salary.  In addition, the Separation Agreement provides for the extension of the expiration dates of options to purchase common stock previously granted to Mr. Radcliffe for three years from June 30, 2009.  Mr. Radcliffe has provided the Company with a general release from any and all claims related to his employment.  Further, until March 30, 2010, Mr. Radcliffe has agreed not to compete with the Company in the State of New York or any other jurisdiction that directly competes with the Company.  The Separation Agreement also includes confidentiality, non-disparagement and non-disclosure obligations.  Mr. Radcliffe has agreed to make himself available to consult with the Company after June 30, 2009 on a per diem basis.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of such agreement, which is filed herewith as Exhibit 99.1 and is incorporated herein by reference into this Item 5.02.

Item 8.01.	Other Events.

On April 15, 2009, the Company received a letter from Plainfield Asset Management LLC, a copy of which is filed herewith as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Separation and Release Agreement, dated as of April 14, 2009, between Empire Resorts, Inc. and Ronald J. Radcliffe.

99.2	Letter received from Plainfield Asset Management LLC dated April 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: April 17, 2009	By:	/s/ Charles Degliomini
		Name:	Charles Degliomini
		Title:	Senior Vice President